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CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 11 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 18, 1995, relating to the financial statements and financial highlights of Dean Witter Convertible Securities Trust, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Accountants" and "Experts" in the Statement of Additional Information.


PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York 10036
January 18, 1996